EXHIBIT 4.1
[Face of Note]

Registered No. 1	PEPSIAMERICAS, INC.	CUSIP No. 71343P AE 1
5.75% Note due 2012
(Fixed Rate)
     If this Note is a Book-Entry Note, the registered owner of this Note (as indicated below) is The Depository Trust Company (the “Depository”) or a nominee of the Depository, and the following legend is applicable: Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.
     The following summary of terms is subject to the information set forth on the reverse hereof:

Principal Amount and Currency or Currency Unit:
U.S. $300,000,000

Denominations	Form: Book-Entry: ☑
(If other than U.S. Dollars or the U.S. Dollar	Certificated: ☐
denominations set forth on the reverse): N.A.

Option to receive payments in specified currency: Yes: ☐ No: ☑	Exchange Rate Agent: N.A.

Issue Date: July 18, 2007	Stated Maturity Date: July 31, 2012

Interest Rate: 5.75% per annum

Interest Payment Date(s):
January 31 and July 31,
commencing January 31, 2008

Record Date(s): January 15 and July 15

Redemption Date(s) (option of the Company): At any time on or after the Issue Date	Redemption Price(s): The greater of (i) 100% of the principal amount of this Note to be redeemed, and (ii) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal of this Note to be redeemed plus interest thereon from the Redemption Date (exclusive of interest payable on such Redemption Date) through the Stated Maturity Date, discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 0.15%.

Minimum Denomination: $2,000, and integral multiples of $1,000 in excess thereof.

Repayment Date(s) (option of the Holder): N.A.	Repayment Price(s): N.A.

Notice Period: Not less than 30 nor more than 60 days

Sinking Fund: Yes: ☐ No: ☑	Optional extension of stated maturity date:
Yes: ☐ No: ☑

Amortizing Note: Yes: ☐ No: ☑	Extension Period: N.A.
Number of Extension Periods: N.A.
Final Maturity Date: N.A.

Original Issue Discount Security: Yes:☐ No: ☑ Total Amount of OID: Yield to Maturity: Initial Accrual Period OID:	Other Provisions: See “Repurchase at the Option of Holders Upon a Change of Control” on the reverse of this Note.

     PEPSIAMERICAS, INC., a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & CO. or registered assigns, the Principal Amount specified above (any currency or currency unit other than U.S. dollars being hereinafter referred to as a “Specified Currency”) on the Stated Maturity Date specified above, and to pay interest thereon from and including the Issue Date specified above or from and including the most recent Interest Payment Date specified above to which interest on this Note (or any predecessor Note) has been paid or duly provided for, as the case may be, to but excluding the relevant Interest Payment Date or redemption date, as applicable.
     Interest will be paid on the Interest Payment Date or Dates specified above, commencing with the first such Interest Payment Date next succeeding the Issue Date specified above (except as provided below), at the rate per annum specified above, until the principal hereof is paid or made available for payment; provided that, unless the Holder hereof is entitled to make, and has made, a Specified Currency Payment Election (as hereinafter defined) with respect to one or more such payments, the Company will make all such payments in U.S. dollars in amounts determined as set forth herein. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the Holder of this Note (or one or more predecessor Notes) at the close of business on the Record Date specified above immediately preceding such Interest Payment Date. The first payment of interest on any Note originally issued between a Record Date and the next Interest Payment Date will be made on the Interest Payment Date following the next succeeding Record Date to the Holder on such next succeeding Record Date. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Record Date and may either be paid to the Holder of this Note (or one or more predecessor Notes) at the close of business on a subsequent record date fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to Holders not less than 15 days prior to such subsequent record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
     If this Note is a Book-Entry Note as specified above, while this Note is represented by one or more Book-Entry Notes registered in the name of the Depository or its nominee, the Company will cause payments of principal of, and any premium and interest on, this Note to be made to the Depository or its nominee, as the case may be, by wire transfer of immediately available funds, in the funds and in the manner required by agreements with, or regulations or procedures prescribed from time to time by, the Depository or its nominee, and otherwise in accordance with such agreements, regulations and procedures. If this Note is a Book-Entry Note as specified above, the following legend is applicable except as specified on the reverse hereof: THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR OF THE DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR.
     If this Note is a certificated Note as specified above, payments of the principal of, and any premium and interest on, this Note will be made in immediately available funds if this Note is surrendered at the principal corporate trust office of the Trustee in Minneapolis, Minnesota, provided that this Note is presented to the Trustee in time for the Trustee to make such payment in such funds in accordance with its normal procedures. A Holder of $10,000,000 or more in aggregate principal amount of Notes denominated and payable in U.S. dollars and having the same Interest Payment Date shall be entitled to receive such payments by wire transfer of immediately available funds to an account maintained by such Holder with a bank located in the United States, provided that the Holder shall have provided in writing to the Trustee, on or prior to the relevant Record Date, appropriate payment instructions. The Company will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but not any tax, assessment or governmental charge imposed upon the Holder of this Note.
     Payment of the principal of, and any premium and interest on, this Note shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public debts: provided that, if this Note is denominated in a Specified Currency, the Holder hereof is entitled to make, and has made, a Specified Currency Payment Election with respect to such payments, the Exchange Rate Agent is able to convert such payments as provided below and the Specified Currency is not unavailable due to the imposition of exchange controls or other circumstances beyond the control of the Company, then (i) the payment of interest on this Note will be made in the Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts) by check drawn on a bank office located outside the United States and mailed to the address of the Person entitled thereto as such address shall appear in the Security Register and (ii) the payment of principal, and any premium and interest, due at Maturity will be made in such Specified Currency (or, if applicable, such other currency or currencies) by wire transfer of immediately available funds to an account maintained by the holder hereof with a bank office located in the country which issued the Specified Currency (or, in the case of Euros, Brussels), as shall have been designated at least fifteen days prior to Maturity by the Holder, upon presentation of this Note to the Trustee (or a duly authorized paying agent) in time for such wire transfer to be made by the Trustee (or such paying agent) in accordance with its normal procedures. Unless otherwise specified above, if this Note is denominated in a Specified Currency the Holder hereof may elect to receive payments of principal, and any premium and interest, in such Specified Currency (a “Specified Currency Payment Election”) by delivery of a written request (including, in the case of an election with respect to payments at Maturity, appropriate wire transfer instructions) to the Trustee at its principal corporate trust office referred to above on or prior to the relevant Record Date or the fifteenth day prior to Maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. The Holder may elect to receive payment in the Specified Currency for all principal, premium and interest payments and need not file a separate election for each payment. Such election shall remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the relevant Record Date or at least fifteen days prior to Maturity, as the case may be.
     If a Specified Currency is not available for the payment of principal of, or any premium or interest on, this Note due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to the Holder of this Note by making payment in U.S. dollars on the basis of the Market Exchange Rate on the second Business Day prior to such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified above. Any payment made under such circumstances in U.S. dollars where the required payment is in other than U.S. dollars will not constitute an Event of Default under the Indenture.
     If payment in respect of this Note is required to be made in any currency unit, and such currency unit is unavailable due to the imposition of exchange controls or other circumstances beyond the control of the Company, then the Company will be entitled, but not required, to make any payments in respect of this Note in U.S. dollars until such currency unit is again available. The amount of each payment in U.S. dollars will be computed on the basis of the equivalent of the currency unit in U.S. dollars, which will be determined by the Company or its agent on the following basis. The component currencies of the currency unit for this purpose (the “Component Currencies” or, individually, a “Component Currency”) will be the currency amounts that were components of the currency unit as of the last day of which the currency unit was used. The equivalent of the currency unit in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components Currencies. The U.S. dollar equivalent of each of the Component Currencies will be determined by the Company or such agent on the basis of the most recently available Market Exchange Rate for each such Component Currency or as otherwise specified above.
     If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency will be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of whose currencies as Component Currencies will be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency will be replaced by the amounts of such two or more currencies, the sum of which will be equal to the amount of the original Component Currency.
     All determinations referred to above made by the Company or its agent (including the Exchange Rate Agent) will be at the Company’s sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on the Holder of this Note.
     REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, or its successor as Trustee, or its Authenticating Agent, by manual signature of an authorized signatory, this Note will not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.
Dated: July 18, 2007

PEPSIAMERICAS, INC.
By:

Its: Executive Vice President and Chief Financial
Officer

Attest:
Its: Secretary

This is one of the Securities of the series designated
herein issued under the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:
Authorized Signatory

[Reverse of Note]
PEPSIAMERICAS, INC.
5.75% Note due 2012
          SECTION 1. General. This Note is one of a duly authorized issue of debt securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of August 15, 2003 (herein called the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of the Securities of the series designated as the “5.75% Notes due 2012” (the “Notes”). The Company may, without the consent of any of the holders of the Note, create and issue additional debt securities so that those additional debt securities will form a single series with the Note.
          SECTION 2. Payments. Interest on this Note will be payable on the Interest Payment Date or Interest Payment Dates as specified on the face hereof and, in either case, at Maturity.
     Unless otherwise specified on the face hereof, payments on this Note with respect to any Interest Payment Date or Maturity will include interest accrued from and including the Issue Date, or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, to but excluding such Interest Payment Date or Maturity. Unless otherwise specified on the face hereof, interest on this Note will be computed and paid on the basis of a 360-day year of twelve 30-day months.
     Unless otherwise specified on the face hereof, if this Note is an Amortizing Note, payments with respect to this Note will be applied first to interest due and payable hereon and then to the reduction of the unpaid principal amount hereof. If this Note is an Amortizing Note, a table setting forth repayment information in respect to this Note will be set forth on the face hereof.
     All percentages resulting from any calculation with respect to this Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with five one-millionths of a percentage point being rounded upward) and all dollar amounts used in or resulting from any such calculation with respect to this Note will be rounded to the nearest cent or, if this Note is denominated in one or more currencies or currency units other than U.S. dollars, the nearest unit (with one-half cent or five one-thousandths of a unit being rounded upward).
     If this Note is denominated in a Specified Currency, unless the Holder hereof is entitled to make, and has made, a Specified Currency Payment Election with respect to such payments as provided on the face hereof, the Holder of this Note shall receive payment of principal, and any premium and interest, in U.S. dollars at an exchange rate based on the highest bid quotation in The City of New York received by the Exchange Rate Agent (who, unless otherwise specified on the face hereof, will be the Trustee) at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Company for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of such Specified Currency payable to all Holders of Securities of this Series denominated in a Specified Currency and scheduled to receive U.S. dollar payments on such payment date and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the Holder of this Note by deductions from such payments.
     “Business Day” means any day other than a Saturday or Sunday and other than a day on which banking institutions in New York, New York or Minneapolis, Minnesota are authorized or obligated by law or executive order to close. If an Interest Payment Date or Maturity for this Note falls on a day that is not a Business Day, payment of principal, and any premium or interest, to be made on such day with respect to this Note will be made on the next day that is a Business Day with the same force and effect as if made on the due date, and no additional interest will be payable on the date of payment for the period from and after the due date as a result of such delayed payment.
     “Euro” means the lawful currency of the participating member states of the European Union that adopted a single currency in accordance with the treaty establishing the European Comity as amended by the Treaty on European Union signed February 7, 1992.
          SECTION 3. Redemption. This Note will be redeemable at the option of the Company prior to the Stated Maturity Date only if one or more Redemption Dates is specified on the face hereof. If so specified, this Note will be subject to redemption at the option of the Company on the Redemption Date (or during any such range of dates) in whole or from time to time in part in increments of $1,000 or the minimum denomination, if any, specified on the face hereof (provided that any remaining principal amount hereof shall be at least $1,000 or such minimum denomination), at the Redemption Price or Prices specified on the face hereof, plus accrued and unpaid interest to but excluding the Redemption Date, but interest payments due with respect to this Note on an Interest Payment Date or prior to the Redemption Date will be payable to the Holder of this Note at the close of business on the relevant Record Date specified on the face hereof, all as provided in the Indenture. The Company may exercise such option by causing the Trustee to mail a notice of such redemption, at least 30 but not more than 60 calendar days prior to the date of redemption, in accordance with the provisions of the Indenture. In the event of redemption of this Note in part only, this Note will be cancelled and a new Note or Notes representing the unredeemed portion hereof will be issued in the name of the Holder hereof.
     “Treasury Rate” means, with respect to any Redemption Date, (i) the yield, under the heading which represents the average for the week immediately prior to the third Business Day before such Redemption Date, appearing in the most recently published statistical release designated H.15(519) or any successor publication which is published weekly by the Federal Reserve (as defined below) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the remaining term of this Note (if no maturity is within three months before or after such remaining term, yields for the two published maturities most closely corresponding to such remaining term shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the third Business Day before such Redemption Date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue for this Note, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of this Note that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of this Note.

     “Comparable Treasury Price” means, with respect to any Redemption Date, (i) the arithmetic average of at least three Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if fewer than five Reference Treasury Dealer Quotations are obtained, the arithmetic mean of all such obtained Reference Treasury Dealer Quotations.
     “Independent Investment Banker” means one of the Redemption Treasury Dealers.
     “Redemption Treasury Dealer” means Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated and their respective successors, and three other firms that are primary U.S. government securities dealers (each a “Primary Treasury Dealer”) which the Company specifies after consultation with the Independent Investment Banker. If any of the Redemption Treasury Dealers ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.
     “Reference Treasury Dealer Quotations” means, with respect to each Redemption Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Redemption Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day before the Redemption Date.
          SECTION 4. Repayment. If so specified on the face hereof, this Note will be repayable, in whole or from time to time in part, prior to Maturity at the option of the Holder on the Repayment Date or Dates (or range of such dates) specified on the face hereof at the Repayment Price or Prices specified on the face hereof, plus accrued and unpaid interest to but excluding the date of repayment. In order for this Note to be repaid prior to Maturity, the Trustee must receive at least 30 but not more than 60 calendar days prior to the Repayment Date (i) this Note with the form below entitled “Option to Elect Repayment” duly completed or (ii) a telegram, facsimile transmission, or letter (first class, postage prepaid) from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the Holder of this Note, the principal amount of this Note, the principal amount of this Note to be repaid, the certificate number or a description of the tenor and terms of this Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that this Note with the form below entitled “Option to Elect Repayment” duly completed will be received by the Trustee not later than five Business Days after the date of such telegram, facsimile transmission or letter. If the procedure described in clause (ii) of the preceding sentence is followed, this Note with such form duly completed must be received by the Trustee by such fifth Business Day. Unless otherwise specified on the face hereof, exercise of the repayment option by the Holder of this Note will be irrevocable. The repayment option may be exercised by the Holder of this Note for less than the entire principal amount of this Note, provided that the principal amount of this Note remaining outstanding after such repayment is an authorized denomination. Upon such partial repayment this Note will be cancelled and a new Note or Notes for the remaining principal amount hereof will be issued in the name of the Holder hereof.
     If this Note is a Book-Entry Note as specified on the face hereof, while this Note is represented by one or more Book-Entry Notes registered in the name of the Depository or its nominee, the option for repayment may be exercised by a participant that has an account with the Depository, on behalf of the beneficial owner of this Note, by delivering a written notice substantially similar to the form below entitled “Option to Elect Repayment” duly completed to the Trustee at its Corporate Trust Office (or such other address of which the Company will from time to time notify the Holders), at least 30 but not more than 60 calendar days prior to the Repayment Date. A notice of election from a participant on behalf of the beneficial owner of this Note to exercise the option to have this Note repaid must be received by the Trustee prior to 5:00 P.M., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by the Trustee on a particular day, the beneficial owner of this Note must so direct the applicable participant before such participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, the beneficial owner of this Note should consult the participant through which such beneficial owner owns its interest herein for the deadline for such participant. All notices shall be executed by a duly authorized officer of such participant (with signatures guaranteed) and will be irrevocable. In addition, the beneficial owner of this Note shall effect delivery at the time such notice of election is given to the Depository by causing the applicable participant to transfer such beneficial owner’s interest in this Note, on the Depository’s records, to the Trustee.
          SECTION 5. Optional Extension of Maturity. If so specified on the face hereof, the Stated Maturity Date of this Note may be extended at the option of the Company for one or more periods, as specified on the face hereof (each an “Extension Period”), up to but not beyond the date (the “Final Maturity Date”) specified on the face hereof. The Company may exercise such option with respect to this Note by notifying the Trustee of such exercise at least 45 but not more than 60 calendar days prior to the Stated Maturity Date, or the then applicable extension thereof, of this Note (the “Applicable Maturity Date”). If the Company so notifies the Trustee of such exercise, the Trustee will send, not later than 40 calendar days prior to the Applicable Maturity Date, by telegram, telex, facsimile transmission, hand delivery or letter (first class, postage prepaid) to the Holder of this Note a notice (the “Extension Notice”) relating to such Extension Period indicating (i) that the Company has elected to extend the Stated Maturity Date of this Note, (ii) the new Stated Maturity Date, (iii) the interest rate applicable to such Extension Period and (iv) the provisions, if any, for redemption during such Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Extension Period. Upon the Trustee’s sending of the Extension Notice, the Stated Maturity Date of this Note will be extended automatically and, except as modified by the Extension Notice and as described in the next two paragraphs, this Note will have the same terms as prior to the sending of such Extension Notice.
     Notwithstanding the foregoing, not later than 20 calendar days prior to the Applicable Maturity Date of this Note, the Company may, at its option, revoke the interest rate provided for in the Extension Notice and establish a higher interest rate for the Extension Period by causing the Trustee to send by telegram, telex, facsimile transmission, hand delivery or letter (first class, postage prepaid) notice of such higher interest rate to the Holder of this Note. Such notice will be irrevocable. All Notes with respect to which the Stated Maturity Date is extended will bear such higher interest rate for the Extension Period, whether or not tendered for repayment as provided in the next paragraph.
     If the Company extends the Stated Maturity Date of this Note (or an Extension Period, as applicable), the Holder will have the option to elect repayment of this Note, in whole but not in part, by the Company on the Applicable Maturity Date at a price equal to the principal amount hereof, plus accrued and unpaid interest to but excluding such date. In order for this Note to be so repaid on the Applicable Maturity Date, the Holder of this Note must follow the procedures specified under Section 4 for optional repayment, except that the period for delivery of this Note or notification to the Trustee will be at least 25 but not more than 35 calendar days prior to the Original Maturity Date. If the Holder has tendered this Note for repayment following receipt of an Extension Notice, the Holder may revoke such tender for repayment by written notice to the Trustee received prior to 5:00 p.m., New York City time, on the tenth calendar day prior to the Applicable Maturity Date.
          SECTION 6. Renewal of Maturity. If the note is a variable rate renewable Note (a “Renewable Note”), the stated maturity of all or any portion of the principal amount may be extended in accordance with the procedures described below. On the Interest Payment Dates specified herein (each such Interest Payment Date, an “Election Date”), the stated maturity of the Renewable Note will be extended to the Interest Payment Date occurring twelve months after such Election Date, unless the holder elects to terminate the automatic extension of the stated maturity of the Renewable Note or of any portion thereof having a minimum principal amount of $100,000 or any multiple of $100,000 in excess thereof by delivering a notice to such effect to the Trustee prior to such Election Date. The stated maturity of Renewable Notes may not be extended beyond the Final Maturity Date, as specified in the applicable pricing supplement (the “Final Maturity Date”). If the holder elects to terminate the automatic extension of the stated maturity of any portion of the principal amount of Renewable Notes and such election is not revoked as described below, such portion will become due and payable on the Interest Payment Date falling six months (unless another period is specified herein) after the Election Date prior to which the holder made its election.
     An election to terminate the automatic extension of maturity may be revoked as to any portion of Renewable Notes having a minimum principal amount of $100,000 or any multiple of $100,000 in excess thereof by delivering a notice to such effect to the Trustee on any day following the effective date of the election to terminate the automatic extension of the stated maturity and prior to the date 15 days before the date on which such portion would otherwise mature. The revocation may be made for less than the entire principal amount of the Renewable Notes for which the automatic extension of the stated maturity has been terminated as long as the above-described minimum amount and multiple requirement is met. A revocation may not be made during the period from and including a Record Date to but excluding the immediately succeeding Interest Payment Date.
     Renewable Notes may be redeemed in whole or in part at the option of the Company on the Interest Payment Dates in each year specified herein, at a redemption price specified herein, together with accrued and unpaid interest to the date of redemption.
          SECTION 7. Sinking Fund. This Note is not subject to a sinking fund unless otherwise specified on the face hereof.
          SECTION 8. Original Issue Discount Notes. Notwithstanding anything herein to the contrary, if this Note is an Original Issue Discount Note as specified on the face hereof, the amount payable in the event the principal amount hereof is declared to be due and payable immediately by reason of an Event of Default or in the event of redemption or repayment hereof prior to the Stated Maturity Date hereof, in lieu of the principal amount due at the Stated Maturity Date hereof, will be the Amortized Face Amount of this Note as of the date of declaration, redemption or repayment, as the case may be. The “Amortized Face Amount” of this Note will be the amount equal to (a) the principal amount of this Note multiplied by the Issue Price specified on the face hereof plus (b) the portion of the difference between the dollar amount determined pursuant to the preceding clause (a) and the principal amount hereof that has accreted at the Yield to Maturity specified on the face hereof (computed in accordance with generally accepted United States bond yield computation principles) to such date of declaration, redemption or repayment but in no event will the Amortized Face Amount of this Note exceed its principal amount.
          SECTION 9. Events of Default. If any Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture; provided, however, that notwithstanding anything herein to the contrary, if this Note is an Original Issue Discount Note, the amount so declared to be due and payable will be the Amortized Face Amount of this Note as of the date of such declaration as specified under Section 8.
          SECTION 10. Modification or Waiver: Obligation of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Outstanding Securities of each series, on behalf of the Holders of all Securities of such series, to waive, with respect to the Securities of such series, compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note will be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
     No reference herein to the Indenture and no provision of this Note or of the Indenture will alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and any premium and interest on, this Note at the times, places and rates herein prescribed.
          SECTION 11. Discharge, Legal Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related Events of Default upon compliance by the Company with certain conditions specified therein, which provisions apply to this Note.
          SECTION 12. Authorized Denominations. Unless otherwise specified on the face hereof, the Notes are issuable only in global or certificated registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof (or in the case of Notes denominated in a Specified Currency, in such minimum denomination not less than the equivalent of $1,000 in such Specified Currency on the basis of the noon buying rate for cable transfers in The City of New York as certified for customs purposes by (or if not so certified, as otherwise determined by) the Federal Reserve Bank of New York (the “Market Exchange Rate”) for such Specified Currency on the date the Company agrees to issue such Security and such other denomination or denominations in excess of $1,000 or its equivalent as is specified on the face hereof). As provided in the Indenture and subject to certain limitations therein specified and to the limitations described below, if applicable, Notes are exchangeable for Notes of like aggregate principal amount and like Stated Maturity Date and with like terms and conditions of a different authorized denomination, as requested by the Holder surrendering the same.
          SECTION 13. Registration of Transfer. As provided in the Indenture and subject to certain limitations therein specified and to the limitations described below, if applicable, the transfer of this Note is registerable in the Security Register upon surrender of this Note for registration of transfer at the office or agency of the Company maintained for that purpose duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar (which will initially be the Trustee at its principal corporate trust office located in Minneapolis, Minnesota) duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, with like terms and conditions of authorized denominations and for the same Stated Maturity Date and aggregate principal amount, will be issued to the designated transferee or transferees.
     If this Note is a Book-Entry Note as specified on the face hereof, this Note is exchangeable for certificated Notes only upon the terms and conditions provided in the Indenture. Except as provided in the Indenture, owners of beneficial interests in this Book-Entry Note will not be entitled to receive physical delivery of Notes in certificated registered form and will not be considered the Holders thereof for any purpose under the Indenture.

     No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
          SECTION 14. Owners. Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue and notwithstanding any notation of ownership or other writing hereon, and none of the Company, the Trustee or any such agent will be affected by notice to the contrary.
          SECTION 15. Governing Law. The Indenture and the Notes, including this Note, will be governed by and construed in accordance with the laws of the State of Minnesota.
          SECTION 16. Defined Terms. All terms used in this Note which are defined in the Indenture will have the meanings assigned to them in the Indenture unless otherwise defined herein; and all references in the Indenture to “Security” or “Securities” will be deemed to include the Notes.
          SECTION 17. (a) Repurchase at the Option of Holders Upon a Change of Control. If a Change of Control Triggering Event occurs, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes repurchased, if any, to, but not including, the date of purchase, subject to the rights of the Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company will, or will cause the Trustee to, mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and stating:
                    (i) that the Change of Control Offer is being made pursuant to this Section 17 and that all Notes tendered and not withdrawn will be accepted for payment;
                    (ii) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);
                    (iii) that any Note not tendered will continue to accrue interest;
                    (iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;
                    (v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option to Elect Repayment” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
                    (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission, email or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased; and
                    (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.
          The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 17, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 17 by virtue of such compliance.
     (b) On the Change of Control Payment Date, the Company shall, to the extent lawful:
     (1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
     (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
          (c) Upon receipt of the Change of Control Payment and Officers’ Certificate described above, the Paying Agent will promptly mail or wire transfer to each Holder of Notes properly tendered and so accepted the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of 1,000 in excess thereof. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. The Company shall publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the Change of Control Payment Date.
          (d) Notwithstanding anything to the contrary in this Section 17, the Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 17 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary in this Section 17, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

     “Below Investment Grade Rating Event” means a decrease in the ratings of the Notes below an Investment Grade Rating by the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following the public notice of the occurrence of the Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
     “Change of Control” means the occurrence of either of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any Person other than the Company or PepsiCo, Inc. or one or more of their respective subsidiaries; or (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person (other than PepsiCo, Inc. or one or more of its subsidiaries) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s voting stock.
     “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
     “Fitch” means Fitch Ratings.
     “Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Person” has the meaning set forth in the Indenture and shall include a “person” as used in Section 13(d)(3) of the Exchange Act.
     “Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

OPTION TO ELECT REPAYMENT
[To be completed only if this Note is repayable at the option of the Holder or the Company makes a Change of Control Offer and the Holder elects to exercise such rights to tender this Note]
     The undersigned owner of this Note hereby irrevocably elects to have the Company repay (i) the principal amount of this Note or portion hereof below designated at the applicable Repayment Price indicated on the face hereof plus accrued and unpaid interest to but excluding the date of repayment, if this Note is to be repaid pursuant to Section 4 of this Note, (ii) 100% of the principal amount of this Note plus accrued and unpaid interest to but excluding the Applicable Maturity Date, if this Note is to be repaid pursuant to Section 5 hereof or (iii) the applicable Change of Control Payment, if this Note is to be repaid pursuant to a Change of Control under Section 17 hereof. If a portion of this Note is not being repaid pursuant to clause (i) or (iii) above, specify the principal amount to be repaid and the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Note or Notes to be issued to the Holder for the portion of this Note not being repaid (in the absence of any specification, one such Note will be issued for the portion not being repaid):

Dated:

Signature

Principal amount to be repaid if amount to be repaid is pursuant to clause (i) or (iii) above and is less than the entire principal amount of this Note (principal amount remaining must be an authorized denomination)
Sign exactly as name appears on the front of this Note. Indicate address where check is to be sent, if repaid:

$

Denomination or denominations of the Note or Notes to be issued for the portion of this Note not being repaid pursuant to clause (i) or (iii) above	SOCIAL SECURITY OR OTHER TAXPAYER ID NUMBER

ABBREVIATIONS
     The following abbreviations, when used in the inscription on the face of this instrument, will be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common
TEN ENT — as tenants by the entireties
JT TEN — as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT		Custodian

	(Cust)		(Minor)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.
     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE:

PLEASE PRINT OR TYPE NAME AND ADDRESS
INCLUDING POSTAL ZIP CODE OF ASSIGNEE
the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                              attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature
Sign exactly as name appears on the front of this Note [SIGNATURE MUST BE GUARANTEED by a member of a recognized Medallion Guarantee Program]
NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.